Pricing Supplement No. 975 Dated April 30, 1997           Rule 424(b)(3)
(To Prospectus Dated April 5, 1996 and                 File No. 333-01807
Prospectus Supplement Dated April 5, 1996)

315,000 ELKS SM (Equity-Linked Securities SM)

Salomon Inc

Medium-Term Notes, Series D

(Registered Notes - Fixed Rate)

5.00% CPQ Common Equity-Linked Securities Due April 28, 1999

(Issue Price Based on the Per Share Price of Compaq Computer
Corporation Common Stock)

The 5.00% CPQ Common Equity-Linked Securities Due April 28, 1999 (each, an "ELK," and in the aggregate, the "ELKS") being offered hereby are Medium-Term Notes, Series D of Salomon Inc ("Salomon" or the "Company"), as further described below and in the Company's Prospectus dated April 5, 1996 (the "Prospectus") and its Prospectus Supplement dated April 5, 1996 (the "Prospectus Supplement").

The principal amount of each of the ELKS offered hereby will be $79.25 (the closing price of the common stock, par value $.01 (the "CPQ Common Stock"), of Compaq Computer Corporation ("CPQ") on April 28, 1997, as reported on the New York Stock Exchange) (the "Issue Price"). The ELKS will mature on April 28, 1999. Interest on the ELKS, at the rate of 5.00% of the principal amount per annum (equal to $3.9625 per ELK per annum) is payable quarterly on each January 28, April 28, July 28 and October 28, beginning July 28, 1997. The ELKS are not subject to redemption or any sinking fund prior to Maturity (as defined herein).

At maturity (including as a result of acceleration or otherwise) ("Maturity"), the principal amount of each ELK will be mandatorily exchanged by the Company into an amount of shares of CPQ Common Stock (or, at the Company's option under the circumstances described herein, the cash equivalent) with a value equal to the lesser of (A) 155% of the Issue Price (or $122.8375 per ELK) or (B) the Maturity Price. The "Maturity Price" means the average Closing Price (as defined herein) of CPQ Common Stock, subject to adjustment as a result of certain dilution events (see "Description of the ELKS--Dilution Adjustments; Reorganization Events" herein), for the 10 Trading Days (as defined herein) immediately prior to Maturity. Accordingly, the value of CPQ Common Stock to be received by holders of the ELKS at Maturity will not necessarily equal the Issue Price thereof. If the Maturity Price is less than the Issue Price, the value of CPQ Common Stock to be received at Maturity (or the cash equivalent thereof) will be less than the price paid for the ELKS.

See "Risk Factors Relating to ELKS" beginning on page PS-2 for a discussion of certain factors that should be carefully considered by prospective purchasers. For a discussion of certain United States federal income tax consequences for holders of ELKS, see "Certain United States Federal Income Tax Considerations." CPQ is not affiliated with the Company, is not involved in this offering of ELKS and will have no obligations with respect to the ELKS. See "Risk Factors Relating to ELKS--Lack of Affiliation Between CPQ and the Company." "ELKS" and "Equity-Linked Securities" are service marks of Salomon Brothers Inc.
-----------------------------------------------------------------
             Price to            Agent's          Proceeds to
             Public(1)           Commission       Company(1)
Per ELK .... $79.25              $0.00            $79.25
Total ...... $24,963,750.00      $0.00            $24,963,750.00
-----------------------------------------------------------------
(1) Plus accrued interest, if any, from May 1, 1997 to the date of delivery.

----------------
       Salomon Brothers Inc
       ----------------------------------------------------------

                   RISK FACTORS RELATING TO ELKS

      As described in more detail below, the trading price of the ELKS may vary considerably prior to Maturity, due to, among other things, fluctuations in the market price of CPQ Common Stock and other events that are difficult to predict and beyond the Company's control.

Comparison to Other Debt Securities

      The terms of the ELKS differ from those of ordinary debt securities in that the amount of CPQ Common Stock (or cash equivalent thereof) that a holder of the ELKS will receive upon mandatory exchange of the principal amount thereof at Maturity (the "Amount Receivable at Maturity") is not fixed, but is based on the market price of CPQ Common Stock. There can be no assurance that the Amount Receivable at Maturity will be equal to or greater than the Issue Price and, if the price of CPQ Common Stock at Maturity is less than the Issue Price, the Amount Receivable at Maturity will be less, in which case an investment in ELKS may result in a loss.

Relationship of the ELKS and CPQ Common Stock

      It is impossible to predict whether the price of CPQ Common Stock will rise or fall. Trading prices of CPQ Common Stock will be influenced by CPQ's operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchange on which CPQ Common Stock is traded and the market segment of which CPQ is a part. See "Compaq Computer Corporation" herein. Trading prices of CPQ Common Stock also may be influenced if the Company or another principal shareholder of CPQ hereafter issues securities with terms similar to those of the ELKS or otherwise transfers shares of CPQ Common Stock.

      Holders of the ELKS will not be entitled to any rights with respect to CPQ Common Stock (including, without limitation, voting rights and the rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall deliver shares of CPQ Common Stock to holders of the ELKS at Maturity thereof and the applicable record date, if any, for the exercise of such rights occurs after such date.

      There can be no assurance that CPQ will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and distribute reports, proxy statements and other information required thereby to its stockholders. In the event that CPQ ceases to be subject to such reporting requirements and the ELKS continue to be outstanding, pricing information for the ELKS may be more difficult to obtain and the value and liquidity of the ELKS may be adversely affected.

Dilution of CPQ Common Stock

      The Amount Receivable at Maturity is subject to adjustment for certain events arising from, among others, stock splits and combinations, stock dividends, extraordinary cash dividends and certain other actions of CPQ that modify its capital structure as well as a merger or consolidation in which CPQ is not the surviving or resulting corporation, a sale or transfer of all or substantially all of the assets of CPQ and the liquidation, dissolution, winding up or bankruptcy of CPQ. See "Description of the ELKS--Dilution Adjustments; Reorganization Events." Such Amount Receivable at Maturity may not be adjusted for other events, such as offerings of CPQ Common Stock for cash or in connection with acquisitions, that may adversely affect the price of CPQ Common Stock and, because of the relationship of such Amount Receivable at Maturity to the price of CPQ Common Stock, such other events may adversely affect the trading price of the ELKS. There can be no assurance that CPQ will not make offerings of CPQ Common Stock or take such other action in the future or as to the amount of such offerings, if any.

Lack of Affiliation Between the Company and CPQ

      The Company is not affiliated with CPQ and, although the Company has no knowledge that any of the events described in the preceding subsection are currently being contemplated by CPQ or of any that would have a material adverse effect on CPQ or on the price of CPQ Common Stock, such events are beyond the Company's ability to control and are difficult to predict.

      CPQ is not involved in the offering of ELKS and has no obligations with respect to the ELKS, including any obligation to take the needs of the Company or of holders of ELKS into consideration for any reason. CPQ will not receive any of the proceeds of the offering of the ELKS made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the ELKS to be issued or in the determination or calculation of the Amount Receivable at Maturity. CPQ is not involved with the administration, marketing or trading of the ELKS and has no obligations with respect to the Amount Receivable at Maturity.

Possible Illiquidity of the Secondary Market

      It is not possible to predict how the ELKS will trade in the secondary market or whether such market will be liquid or illiquid. ELKS are novel and innovative securities and there is currently no secondary market for the ELKS. The ELKS will not be listed or traded on any securities exchange or trading market. Accordingly, pricing information for the ELKS may be difficult to obtain and the liquidity of the ELKS may be limited. The Agent currently intends, but is not obligated, to make a market in the ELKS. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the ELKS with liquidity or that it will continue for the life of the ELKS.

Uncertainty of Federal Income Tax Consequences

      No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations."

                   USE OF PROCEEDS AND HEDGING

      A portion of the proceeds to be received by the Company from the sale of the ELKS offered hereby is being used by the Company or one or more of its subsidiaries before and immediately following the initial offering of the ELKS to acquire CPQ Common Stock or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, CPQ Common Stock in connection with hedging the Company's obligations under the ELKS. The balance of such proceeds will be used for general corporate purposes. See "Use of Proceeds" in the Prospectus. From time to time after the initial offering of the ELKS offered hereby and prior to the Maturity of the ELKS, depending on market conditions (including the market price of CPQ Common Stock), in connection with hedging with respect to the ELKS, the Company expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in CPQ Common Stock, in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, CPQ Common Stock. In addition, the Company or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in ELKS from time to time and may, in their sole discretion, hold, resell or retire such ELKS. The Company or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries have a long hedge position in CPQ Common Stock or options contracts in, or other derivative or synthetic instruments related to, CPQ Common Stock, the Company or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the Maturity of the ELKS. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Although the Company has no reason to believe that any such hedging activity will have a material impact on the price of such options, futures contracts and options on futures contracts, on the market price of CPQ Common Stock or on the trading price of the ELKS, there can be no assurance that the Company or one or more of its subsidiaries will not affect such prices as a result of such hedging activities.

                   COMPAQ COMPUTER CORPORATION

      According to publicly available documents, CPQ, a Delaware corporation, is principally engaged in the design, manufacture and marketing of a wide range of computing products. CPQ is subject to the informational requirements of the Exchange Act. Accordingly, CPQ files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be inspected and copied at the public reference facilities maintained by the Commission and at the offices of the New York Stock Exchange, Inc. at the addresses specified under "Available Information" in the Prospectus. Such material filed with the Commission now may also be accessed electronically by means of the Commission's home page on the world wide web on the Internet at "http://www.sec.gov."

      This Pricing Supplement relates only to the ELKS offered hereby and does not relate to the CPQ Common Stock. All disclosures contained in this Pricing Supplement regarding CPQ are derived from the publicly available documents described in the preceding paragraph. Neither the Company nor the Agent have participated in the preparation of such documents or made any due diligence inquiry with respect to the information provided therein. Neither the Company nor the Agent makes any representation that such publicly available documents or any of the publicly available information regarding CPQ are accurate or complete. There can be no assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of CPQ Common Stock (and therefore the Issue Price, the Maturity Price and the Amount Receivable at Maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning CPQ could affect the Amount Receivable at Maturity with respect to the ELKS and therefore the trading prices of the ELKS. Neither the Company nor any of its affiliates makes any representation to any purchaser of the ELKS as to the performance of CPQ Common Stock.

      The Company or its affiliates may presently or from time to time engage in business with CPQ including extending loans to, or making equity investments in, CPQ or providing advisory services to CPQ, including merger and acquisitions advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to CPQ and, in addition, one or more affiliates of the Company may publish research reports with respect to CPQ. The Company does not make any representation to any purchaser of ELKS with respect to any matters whatsoever relating to CPQ. Any prospective purchaser of ELKS should undertake an independent investigation of CPQ as in its judgment is appropriate to make an informed decision with respect to an investment in CPQ Common Stock.

       PRICE RANGE AND DIVIDEND HISTORY OF CPQ COMMON STOCK

      CPQ Common Stock is traded and is quoted on the New York Stock Exchange (the "NYSE") under the symbol CPQ. The following table sets forth, for the indicated periods, the reported high and low sales prices of the shares of CPQ Common Stock as reported on the NYSE and the quarterly cash dividend per share for the indicated periods.

                              Sales Prices
                          --------------------          Dividends
                          High             Low            Paid
                          ----             ---            ----
1992
  1st Quarter           $11.833          $8.542          $0.00
  2nd Quarter             9.833           7.417           0.00
  3rd Quarter            11.708           8.083           0.00
  4th Quarter            16.625          10.333           0.00

1993
  1st Quarter            19.500          13.917           0.00
  2nd Quarter            20.583          15.375           0.00
  3rd Quarter            19.875          14.375           0.00
  4th Quarter            25.250          19.000           0.00

1994
  1st Quarter            34.958          24.167           0.00
  2nd Quarter            39.875          30.750           0.00
  3rd Quarter            39.375          29.500           0.00
  4th Quarter            42.125          30.750           0.00

1995
  1st Quarter            44.375          31.750           0.00
  2nd Quarter            46.250          31.125           0.00
  3rd Quarter            54.750          42.750           0.00
  4th Quarter            56.750          42.750           0.00

1996
  1st Quarter            54.000          35.875           0.00
  2nd Quarter            50.375          36.750           0.00
  3rd Quarter            66.375          40.500           0.00
  4th Quarter            87.125          63.625           0.00

1997
  1st Quarter            87.875          71.875           0.00
  2nd Quarter
   (through
   April 29, 1997)       84.125          71.000           0.00


      The Company makes no representations as to the amount of dividends, if any, that CPQ will pay in the future. In any event, holders of ELKS will not be entitled to receive any dividends that may be payable on CPQ Common Stock until such time as the Company, if it so elects, delivers CPQ Common Stock at Maturity of the ELKS, and then only with respect to dividends having a record date on or after the date of delivery of such CPQ Common Stock. See "Description of the ELKS."

                      DESCRIPTION OF THE ELKS

      The description in this Pricing Supplement of the terms of the ELKS supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made.

General


      The ELKS are Medium-Term Notes, Series D (as defined in the
Prospectus Supplement), to be issued under the Senior Debt
Indenture (as defined in the Prospectus) dated as of December 1, 1988, as supplemented from time to time (the Senior Debt
Indenture, as supplemented from time to time, the "Indenture"), between the Company and Citibank, N.A., a national banking association, as Trustee (the "Trustee").

      The aggregate number of ELKS to be issued and offered hereby is 315,000. The ELKS will mature on April 28, 1999. In the future the Company may issue additional Debt Securities or other securities with terms similar to those of the ELKS.

      Each ELK, which will be issued with a principal amount of $79.25, will bear interest at the annual rate of 5.00% of the principal amount per annum (equal to $3.9625 per ELK per annum) from May 1, 1997, or from the most recent Interest Payment Date (as defined herein) to which interest has been paid or provided for until the principal amount thereof is exchanged at Maturity pursuant to the terms of the ELKS. Interest on the ELKS will be payable quarterly in arrears on each January 28, April 28, July 28 and October 28, commencing July 28, 1997 (each, an "Interest Payment Date"), to the persons in whose names the ELKS are registered at the close of business on the fifteenth day preceding such Interest Payment Date, whether or not such day is a Business Day (as defined herein), provided that interest payable at Maturity shall be payable to the person to whom the principal is payable. Interest on the ELKS will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

      At Maturity, the principal amount of each ELK will be mandatorily exchanged by the Company into an amount of shares of CPQ Common Stock having a value equal to the lesser of (A) 155% of the Issue Price or (B) the Maturity Price (as defined herein). ACCORDINGLY, THE VALUE OF CPQ COMMON STOCK TO BE RECEIVED BY HOLDERS OF THE ELKS (OR, AS DISCUSSED BELOW, THE CASH EQUIVALENT TO BE RECEIVED IN LIEU OF SUCH SHARES) AT MATURITY WILL NOT NECESSARILY EQUAL THE ISSUE PRICE OF SUCH ELKS. Any shares of CPQ Common Stock delivered by the Company to the holders of the ELKS that are not affiliated with CPQ shall be free of any transfer restrictions and the holders of the ELKS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares. No fractional shares of CPQ Common Stock will be issued at Maturity. See "--Fractional Shares" below. Although it is the Company's current intention to deliver shares of CPQ Common Stock at Maturity, the Company may at its option deliver cash, in lieu of delivering such shares of CPQ Common Stock, except where such delivery would violate applicable state law. The amount of cash deliverable in respect of each ELK shall be equal to the lesser of (A) 155% of the Issue Price or (B) the Maturity Price. In the event the Company elects to deliver cash in lieu of shares at Maturity, it will be obligated to deliver cash to all holders of ELKS, except those holders with respect to whom it has determined delivery of cash may violate applicable state law and as to whom it will deliver shares of CPQ Common Stock. On or prior to the fifteenth Business Day prior to April 28, 1999, the Company will notify the Trustee, which will notify The Depository Trust Company (which will notify the holders of the ELKS), stating whether the principal amount of each ELK will be exchanged for shares of CPQ Common Stock or cash; provided, however, that if the Company intends to deliver cash, the Company shall have the right, as a condition to delivery of such cash, to require certification as to the domicile and residency of each beneficial holder of ELKS. Notwithstanding the foregoing, (i) in the case of certain dilution events, the Maturity Price will be subject to adjustment and (ii) in the case of certain reorganization events, the consideration received by holders of ELKS at Maturity will be cash or other property. See "--Dilution Adjustments; Reorganization Events" below.

      The "Maturity Price" is defined as the average Closing Price per share of CPQ Common Stock for a Calculation Period (as defined herein) of 10 Trading Days occurring immediately prior to (but not including) the date of Maturity; provided, however, that if no Closing Price for CPQ Common Stock may be determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of the Maturity Price (but no additional
Trading Days shall be added to the Calculation Period). If no Closing Price for CPQ Common Stock may be determined for any of such 10 Trading Days, "Maturity Price" shall be defined as the market value per share of CPQ Common Stock as of Maturity as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. The
"Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal U.S. securities exchange on which such security is listed, or if such security is not so listed on a U.S. national or regional securities exchange, as reported by the NASDAQ National Market on such date or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. A "Trading
Day" means, with respect to any security, a day on which the principal market for such security is open for trading or quotation. The "Calculation Period" means the relevant period for which an average Closing Price must be determined.

      Interest on the ELKS will be payable, and delivery of CPQ Common Stock (or, at the option of the Company, its cash equivalent) in exchange for the ELKS at Maturity will be made upon surrender of such ELKS, at the office or agency of the Company maintained for such purposes; provided, however, that payment of interest may be made at the option of the Company by check mailed to the persons in whose names the ELKS are registered at the close of business on the fifteenth business day preceding the relevant Interest Payment Date (or, in the case of interest payable at Maturity, to the person to whom the principal is payable). See "Description of Registered Notes--Book-Entry System" in the Prospectus Supplement. Initially such office will be the principal corporate trust office of the Trustee in the City of New York.

      The ELKS will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge incidental thereto.

      The Indenture does not contain any restriction on the ability of the Company to sell, pledge or convey all or any portion of CPQ Common Stock held by it or its subsidiaries, and no such shares of CPQ Common Stock will be pledged or otherwise held in escrow for use at Maturity of the ELKS. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Company or its subsidiaries, the CPQ Common Stock, if any, owned by the Company or its subsidiaries will be subject to the claims of the creditors of the Company or its subsidiaries, respectively. In addition, as described herein, the Company will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange for the principal amount of each ELK at Maturity by delivering to holders of the ELKS either the number of shares of CPQ Common Stock specified above or cash in an amount equal to the product of such number of shares multiplied by the Maturity Price. In the event of such a sale, pledge or conveyance, a holder of the ELKS may be more likely to receive cash in lieu of CPQ Common Stock. As a result, there can be no assurance that the Company will elect at Maturity to deliver CPQ Common Stock or, if it so elects, that it will use all or any portion of its current holdings of CPQ Common Stock to make such delivery. Consequently, holders of the ELKS will not be entitled to any rights with respect to CPQ Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have delivered shares of CPQ Common Stock to holders of the ELKS at Maturity thereof.

Dilution Adjustments; Reorganization Events

      Dilution Adjustments. The Closing Price of CPQ Common Stock on any of the 10 Trading Days used to calculate the Maturity Price shall be subject to adjustment as described below to the extent that any of the events requiring such adjustment occur during the period commencing on the date hereof and ending at the Maturity of the ELKS:

      (i) In the event that a dividend or other distribution is declared (A) on any class of CPQ's capital stock payable in shares of CPQ Common Stock or (B) on CPQ Common Stock payable in cash in an amount greater than 10% of the average Closing Prices of CPQ Common Stock on the date fixed for the determination of the shareholders of CPQ entitled to receive such cash dividend (an "Extraordinary Cash Dividend"), any Closing Price of CPQ Common Stock used to calculate the Maturity Price on any Trading Day that follows the date (the "CPQ Record Date") fixed for the determination of the shareholders of CPQ entitled to receive such distribution shall be increased by multiplying such Closing Price by a fraction of which the numerator shall be the number of shares of CPQ Common Stock outstanding on the CPQ Record Date plus the number of shares constituting such distribution or, in the case of an Extraordinary Cash Dividend, plus the number of shares of CPQ Common Stock that could be purchased with the amount of such Extraordinary Cash Dividend at the Closing Price of CPQ Common Stock on the Trading Day immediately subsequent to such CPQ Record Date (if no Closing Price for CPQ Common Stock may be determined for such Trading Day, such Closing Price shall be defined as the market value per share of CPQ Common Stock as of such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company), and the denominator shall be the number of shares of CPQ Common Stock outstanding on the CPQ Record Date.

      (ii) In the event that the outstanding shares of CPQ Common Stock are subdivided into a greater number of shares, the Closing Price of CPQ Common Stock used to calculate the Maturity Price on any Trading Day that follows the date on which such subdivision becomes effective will be proportionately increased, and conversely, in the event that the outstanding shares of CPQ Common Stock are combined into a smaller number of shares, such Closing Price will be proportionately reduced.

      (iii) In the event that CPQ Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (except to the extent otherwise provided in (i) or (ii) above or pursuant to a Reorganization Event, as described in the following paragraph), the Maturity Price shall be calculated by using the Closing Prices of the shares of stock into which a share of CPQ Common Stock was changed on any Trading Day that follows the effectiveness of such change.

      (iv) In the event that CPQ shall issue rights or warrants to all holders of CPQ Common Stock entitling them to subscribe for or purchase shares of CPQ Common Stock at a price per share less than the market price of CPQ Common Stock (other than rights to purchase CPQ Common Stock pursuant to a plan for the reinvestment of dividends or interest), any Closing Price of CPQ Common Stock used to calculate the Maturity Price on any Trading Day following the issuance of such rights or warrants shall be increased by multiplying such Closing Price by a fraction, of which the numerator shall be the number of shares of CPQ Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of CPQ Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of CPQ Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of CPQ Common Stock which the aggregate offering price of the total number of shares of CPQ Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the market price (determined as the average Closing Price per share of CPQ Common Stock on the 10 Trading Days immediately prior to the date such rights or warrants are issued; provided, however, that if no Closing Price for CPQ Common Stock may be determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of such market price (but no additional Trading Days shall be added to the Calculation Period); provided, further, that if no Closing Price for CPQ Common Stock may be determined for any of such 10 Trading Days, such market price shall be defined as the market value per share of CPQ Common Stock as of such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company), which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such market price. To the extent that shares of CPQ Common Stock are not delivered after the expiration of such rights or warrants, such Closing Prices shall be readjusted to the Closing Prices which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of CPQ Common Stock actually delivered.

      (v) In the event that CPQ shall pay a dividend or make a distribution to all holders of CPQ Common Stock of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in clause (i) above, any shares of common stock issued pursuant to a reclassification referred to in clause (iii) above) or issue to all holders of CPQ Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (iv) above), any Closing Price of CPQ Common Stock used to calculate the Maturity Price on any Trading Day that follows the CPQ Record Date fixed for the determination of the shareholders of CPQ entitled to receive such dividend or distribution shall be increased by multiplying such Closing Price by a fraction of which the numerator shall be the market price per share of CPQ Common Stock on such CPQ Record Date (such market price being determined as the average Closing Price per share of CPQ Common Stock on the 10 Trading Days immediately prior to such CPQ Record Date; provided, however, that if no Closing Price for CPQ Common Stock may be determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of such market price (but no additional Trading Days shall be added to the Calculation Period); provided, further, that if no Closing Price for CPQ Common Stock may be determined for any of such 10 Trading Days, such market price shall be defined as the market value per share of CPQ Common Stock as of such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company), and of which the denominator shall be such market price per share of CPQ Common Stock less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such CPQ Record Date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of CPQ Common Stock.

      In the case of the reclassification of any shares of CPQ Common Stock into any shares of any class or classes of stock other than CPQ Common Stock, such shares of common stock shall be deemed shares of CPQ Common Stock solely to determine the Maturity Price. Each such adjustment to the Maturity Price shall be made successively.

      Reorganization Events. In the event of (A) any consolidation or merger of CPQ, or any surviving entity or subsequent surviving entity of CPQ (a "CPQ Successor"), with or into another entity (other than a merger or consolidation in which CPQ is the continuing corporation and in which CPQ Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of CPQ or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of CPQ or any CPQ Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of CPQ or any CPQ Successor with another corporation (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution or winding up of CPQ or any CPQ Successor (any such event, a "Reorganization Event"), each holder of ELKS will receive at Maturity, in lieu of shares of CPQ Common Stock, as described above, cash in an amount equal to the lesser of (A) 155% of the Issue Price or (B) the Transaction Value (as defined herein). "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of CPQ Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value at Maturity of such property received per share of CPQ Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and (iii) for any securities received in any such Reorganization Event, an amount equal to the average Closing Price per share of such securities on the 10 Trading Days immediately prior to Maturity multiplied by the number of such securities received for each share of CPQ Common Stock; provided, however, that in the case of clause (iii), (x) if no Closing Price for such securities may be determined for one or more (but not all) of such Trading Days, such Trading Days shall be disregarded in the calculation of such market price (but no additional Trading Days shall be added to the Calculation Period) or (y) if no Closing Price for such securities may be determined for any of such 10 Trading Days, Transaction Value shall be defined as the market value per share of such securities as of Maturity as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company multiplied by the number of shares of such securities received for each share of CPQ Common Stock. Notwithstanding the foregoing, in lieu of delivering cash as provided above, the Company may at its option deliver an equivalent value of securities or other property received in such Reorganization Event, determined in accordance with clause (ii) or (iii) above, as applicable. If the Company elects to deliver securities or other property, holders of the ELKS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such securities or other property. The kind and amount of securities into which the ELKS shall be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

      NOTWITHSTANDING THE FOREGOING, THE AMOUNT RECEIVABLE AT
MATURITY FOR EACH ELK WILL NOT, UNDER ANY CIRCUMSTANCES, EXCEED
155% OF THE ISSUE PRICE (OR $122.8375 PER ELK).

      No adjustments will be made for certain other events, such as offerings of CPQ Common Stock by CPQ for cash or in connection with acquisitions.

Fractional Shares

      No fractional shares of CPQ Common Stock will be issued if the Company exchanges the ELKS for shares of CPQ Common Stock. If more than one ELK shall be surrendered for exchange at one time by the same holder, the number of full shares of CPQ Common Stock which shall be delivered upon exchange, in whole or in part, as the case may be, shall be computed on the basis of the aggregate number of ELKS so surrendered at Maturity. In lieu of any fractional share otherwise issuable in respect of all ELKS of any holder which are exchanged at Maturity, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price.

Redemption

      The ELKS are not subject to redemption prior to Maturity and do not contain sinking fund or other mandatory redemption provisions. The ELKS are not subject to payment prior to the date of Maturity at the option of the holder.

CUSIP Number

      The CUSIP number for the ELKS offered hereby is 79549QDG6.


     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following summary supplements, and to the extent inconsistent therewith replaces, the discussion of United States taxation set forth in the accompanying Prospectus Supplement under the heading "United States Tax Considerations," to which discussion reference is hereby made.

      The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration or (ii) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions (any of the foregoing, a "U.S. person") who is the beneficial owner of an ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Pricing Supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

      This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, CPQ Common Stock as capital assets. This summary does not address all aspects of federal income taxation that may be relevant to a particular holder in light of his or its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

      No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS
TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT
IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER
TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER
TAX LAWS.

      The Company intends to treat an ELKS for U.S. federal income tax purposes as a capped forward purchase contract to purchase CPQ Common Stock at Maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the ELKS the holder deposits irrevocably with the Company a fixed amount of cash equal to the purchase price of the ELKS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at Maturity to satisfy such obligation, (b) until Maturity the Company will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the ELKS as compensation to the holder for the Company's use of such cash deposit during the term of the ELKS and (c) at Maturity such cash deposit unconditionally and irrevocably will be applied by the Company in full satisfaction of the holder's obligation under the forward purchase contract and the Company will deliver to the holder the number of shares of CPQ Common Stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS (subject to the Company's right to deliver cash in lieu of the CPQ Common Stock). (Prospective investors should note that cash proceeds of this offering will not be segregated by the Company during the term of the ELKS, but instead will be commingled with the Company's other assets and applied in a manner consistent with the "Use of Proceeds" discussion above.) Consistent with the above characterization, (i) amounts paid to the Company in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, and (ii) amounts denominated as interest that are payable with respect to the ELKS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

      Under the above characterization of the ELKS, a holder's tax basis in an ELKS generally will equal the holder's cost for that ELKS. Upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the ELKS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at the time of disposition.

      Under the above characterization of the ELKS, if the Company delivers CPQ Common Stock at Maturity, a U.S. Holder will recognize no gain or loss on the purchase of the CPQ Common Stock against application of the monies received by the Company in respect of the ELKS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the ELKS (less the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence). A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If at Maturity the Company pays the ELKS in cash, a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from the Company and the U.S. Holder's tax basis in the ELKS at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at Maturity.

      Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations promulgated in June 1996 governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations apply to debt instruments issued on or after August 13, 1996. The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

      The Company believes that the Contingent Payment Regulations should not apply to the ELKS, because those Regulations apply only to debt instruments that provide for contingent payments. The ELKS are payable by the delivery of CPQ Common Stock (unless the Company exercises its option to deliver cash at Maturity) and provide economic returns that are indexed to the performance of CPQ Common Stock, and offer no assurance that a holder's investment will be returned to the holder at Maturity. Accordingly, the Company believes that the ELKS are properly characterized for tax purposes, not as debt instruments, but as capped forward purchase contracts in respect of which holders have deposited a fixed amount of cash with the Company, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) gain realized by a holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at Maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the ELKS has been held for more than one year), and (ii) a U.S. Holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of CPQ Common Stock, rather than capital gain or loss on the ultimate sale of such stock.

      Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that (i) a U.S. Holder may be required to account separately for gain or loss, or market premium or discount, attributable to the Company's obligation to pay a fixed rate of interest on the cash deposit, (ii) a U.S. Holder may be taxable upon the receipt of CPQ Common Stock with a value in excess of the holder's tax basis in the ELKS, rather than upon the ultimate sale of such stock, or (iii) an ELKS could be treated as including a forward contract and one or more options.

Non-United States Persons

      In the case of a holder of the ELKS that is not a U.S. person, payments made with respect to the ELKS should not be subject to U.S. withholding tax; PROVIDED that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Backup Withholding and Information Reporting

      A holder of the ELKS may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.